                          REGISTRATION NO. ___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED




                      NON-INVASIVE MONITORING SYSTEMS, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

         FLORIDA                         3845                      59-2007840
-------------------------------   -------------------------     -------------
(State or Other Jurisdiction of   (Primary SIC Code Number)     (IRS Employer
Incorporation or Organization)                               Identification No.)


                     1666 Kennedy Causeway Avenue, Suite 400
                         North Bay Village Florida 33141
                                 (305) 861-0075

          _____________________________________________________________
          (Address and Telephone Number of Principal Executive Offices)


                     Allan F. Brack, Chief Executive Officer
                     1666 Kennedy Causeway Avenue, Suite 400
                         North Bay Village Florida 33141
                                 (305) 861-0075
           ----------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                _________________
                                   Copies to:
                             JOSEPH I. EMAS, ESQUIRE
                             1224 WASHINGTON AVENUE
                              MIAMI BEACH, FL 33139
                                 (305) 866-3360

                                _________________

Approximate date of proposed commencement of sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

================================================================================


                                                     CALCULATION OF REGISTRATION FEE
----------------------------- --------------- --------------------------- ---------------------------- ----------------------
   TITLE OF EACH CLASS OF      AMOUNT TO BE       PROPOSED MAXIMUM         PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED     OFFERING PRICE PER SHARE(1)       OFFERING PRICE (1)      REGISTRATION FEE
----------------------------- --------------- --------------------------- ---------------------------- ---------------------
Common Stock,
$0.01 par value per share       5,000,000(2)            $0.20                       $1,000,000                $ 92.00

Common Stock,
$0.01 par value per share       7,475,000(3)            $0.20                       $1,495,000                $138.00

Common Stock,
$0.01 par value per share         326,664(4)            $0.20                       $   65,332                $  6.00

Common Stock,
$0.01 par value per share         416,665(5)            $0.20                       $   83,333                $  8.00


Common Stock,
$0.01 par value per share
underlying options                875,000(6)            $0.20                       $  175,000                $ 16.00

Total                                                                                                         $260.00
----------------------------- --------------- -------------------------- ---------------------------- -------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked price in the over the counter market on December 6, 2002.

(2) This registration statement registers the offer and sale of 5,000,000 shares of common stock, $0.01 par value per share, of the Registrant. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares registered hereby includes such additional number of shares of common stock as are required to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Consists of 7,475,000 shares of common stock, $0.01 par value per share, of the Registrant sold to investors pursuant to a private placement.

(4) Consists of 326,664 shares of common stock, $0.01 par value per share, of the Registrant sold to foreign investors.

(5) Consists of 416,665 shares of common stock, $0.01 par value per share, of the Registrant sold to investors pursuant to 4(2) of the Securities Act of 1933, as amended.

(6) Consists of 875,000 shares of common stock, $0.01 par value per share, of the Registrant underlying options issued to certain executives pursuant to their employment agreements.

      NON-INVASIVE MONITORING SYSTEMS, INC. HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACTS OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                        PROSPECTUS SUBJECT TO COMPLETION
                             DATED DECEMBER 10, 2002

                      NON-INVASIVE MONITORING SYSTEMS, INC.

                                14,093,329 SHARES
                                 OF COMMON STOCK

This Prospectus covers the proposed offer and sale of up to 5,000,000 shares of Common Stock ($ 0.01 par value) (the "Shares") of Non-Invasive Monitoring Systems, Inc. ("we", "us", "our" or the "Company") by the Company. There is no minimum subscription. The offering will be open for a period of six months from the date of the prospectus until June 30, 2002, although we may extend the offering for 60 additional days. No minimum offering amount has been established. The common stock will be sold through the officers and directors of the Company on a best efforts basis. The purchase price will be based upon the future market price of our common stock.

In addition, 9,093,329 Shares are being registered for resale by the selling shareholders. We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will pay all expenses of registration incurred in connection with this offering, but the selling shareholders will pay all of their selling commissions, brokerage fees and related expenses. We will indemnify the selling shareholders against some liabilities, including liabilities under the Securities Act of 1933, as amended. We believe that the selling shareholders will sell the shares from time to time in the open market, on the over-the-counter market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under "Plan of Distribution."

Our common stock is traded on the "Over the Counter" under the symbol "NIMU." On December 6, 2002 the last reported average bid and sale price of our common stock was $0.20 per share. The shares of common stock offered pursuant to this prospectus have been approved for trading on the over-the-counter bulletin board.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED "RISK FACTORS" ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF THESE RISKS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE DATE OF THIS PROSPECTUS IS _______, 2002

                                TABLE OF CONTENTS

SUMMARY OF OUR OFFERING ................................................................  3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS ..............................  4

RISK FACTORS ...........................................................................  5

USE OF PROCEEDS ........................................................................ 11

DIVIDENDS .............................................................................. 11

DETERMINATION OF OFFERING PRICE ........................................................ 11

DESCRIPTION OF BUSINESS ................................................................ 12

DESCRIPTION OF PROPERTY ................................................................ 21

LEGAL PROCEEDINGS ...................................................................... 21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS ............................................................................. 22

MANAGEMENT ............................................................................. 28

EXECUTIVE COMPENSATION ................................................................. 31

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ......................... 32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ......................................... 35

DESCRIPTION OF SECURITIES .............................................................. 36

COMMISSION'S POLICY ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES .................. 38

SHARES AVAILABLE FOR FUTURE SALE ....................................................... 38

PLAN OF DISTRIBUTION ................................................................... 39

SELLING SHAREHOLDERS ................................................................... 41

LEGAL MATTERS .......................................................................... 46

EXPERTS ................................................................................ 46

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE ............................................................................. 46

ADDITIONAL INFORMATION ................................................................. 46

FINANCIAL STATEMENTS ................................................................... 47


                             SUMMARY OF OUR OFFERING

         The following summary is qualified in its entirety by more detailed information and the financial statements appearing elsewhere in this Prospectus and our Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002. It does not contain all relevant information that is important to you in making a decision whether to invest in our offering.

         To understand this offering fully, you should read the entire prospectus carefully, including the risk factors on page 5 and the financial statements beginning on page 47.

WHO WE ARE:                                     We are a Florida corporation
                                                formed in July 1980. Our address
                                                and telephone number of our
                                                principal offices are:
                                                Non-Invasive Monitoring Systems,
                                                Inc. 1666 Kennedy Causeway
                                                Avenue, Suite 400 North Bay
                                                Village, Florida 33141 (305)
                                                861-0075 Attn: Allan F.
                                                Brack-CEO

OUR BUSINESS:                                   We are primarily engaged in the
                                                research, development,
                                                manufacturing and marketing of a
                                                non-invasive, therapeutic,
                                                periodic acceleration,
                                                cardiorespiratory device, which
                                                has been designated as the
                                                motion platform.

SECURITIES OFFERED                              5,000,000 shares of common
                                                stock, $0.01 par value offered
                                                by the Company

                                                9,093,329 shares of common
                                                stock, $0.01 per value offered
                                                for resale by our shareholders,
                                                which amount includes 875,000
                                                shares of common stock
                                                underlying options.

SECURITIES OUTSTANDING
AT DATE OF PROSPECTUS                           30,233,055

SHARES TO BE OUTSTANDING
AFTER OFFERING                                  35,233,055*

USE OF PROCEEDS                                 Offering proceeds will be used
                                                to market the AT101 motion
                                                platform and for working
                                                capital.

*Assuming all of the shares of our common stock being registered are issued.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, forward-looking statements regarding Non-Invasive Monitoring Systems, Inc. (the "Company" or "NIMS"), which represent our expectations or beliefs including, but not limited to, statements concerning our operations, performance, financial condition, business strategies, and other information and that involve substantial risks and uncertainties. Our actual results of operations, some of which are beyond the our, could differ materially. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that could cause or contribute to such difference include, but are not limited to, history of operating losses and accumulated deficit; need for additional financing; dependence on future sales of the AT101 motion platform; competition; dependence on management; risks related to proprietary rights; government regulation; and other factors discussed herein and in our other filings with the Securities and Exchange Commission.

We caution you to review the cautionary statements set forth in this prospectus and in our reports filed with the Securities and Exchange Commission and we caution you that other factors may prove to be important in affecting NIMS' business and results of operations. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this prospectus.

                                  RISK FACTORS

Before you invest in our common stock, you should be aware of various risks, including those described below. You should consider carefully these risks together with all other information included in this prospectus before you decide to purchase our common stock. Any or all of these risks could have a material adverse impact on our present and future business, results of operations and financial condition. These risks below may not be exhaustive of all risks. Keep these risk factors in mind when your read forward-looking statements elsewhere in this prospectus. These are statements which relate to our expectations for future events and time periods. Generally, the words "anticipate," "expect," "intend" and similar expressions identify forward looking statements. Forward looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward looking statements. Our actual operating results and financial performance may prove to be very different from what we might have predicted as of the date of this prospectus.

We have revised our business strategy and, under this new strategy, we have a short operating history by which you can evaluate our business and prospects.

We began operations in 1978, and we currently derive revenues from monitoring in the medical respiratory/cardiac area and in both cardio-pulmonary resuscitation as well as motion ventilation. Prior to 2002, we were primarily a research and development company. In 2002, we revised our business strategy to become a marketing company, with emphasis on the marketing of a motion platform developed by us. We have developed the AT101 motion platform and have just commenced marketing this product through our Acceleration Therapeutics division. This division does not have an operating history. There can be no assurance that we will continue to generate revenue from our existing products or from the Acceleration Therapeutics division.

Our products may not be commercially successful.

To date, we have only sold a limited number of Acceleration Therapeutics division products in the commercial marketplace. To be successful, we will have to sell more of our products. However, for several reasons, we may not be able to generate increasing sales. Potential customers may not be able to see the advantage of using our products. Our competitors could introduce products that are more economical to use, or that have better features, making them more attractive to buyers.

Our competitors may be better able to market their products.

Competition from therapeutic medical devices that treat cardiac and pulmonary disease is intense and likely to increase. Our competitors include major multinational companies that have substantially greater capital resources, name recognition, research and development experience, regulatory, manufacturing and marketing capabilities. Many of these competitors offer well-established, broad product lines and ancillary services not offered by us at this time. In order to effectively compete, we need to make our business grow. By generating greater revenues, we will have the resources to develop new products in response to new technology, we will be able to meet customer demands, and we will be able to sell products in a broad distribution channel. There can be no assurance that we will be able to grow sufficiently to compete effectively in this marketplace.

We may develop additional products in the future

We may develop additional product divisions whose services will be complimentary to our existing products and services. The development of new products and services can be very difficult and requires high levels of innovation. The development process is also lengthy and costly. If we fail to anticipate our end users' needs and technological trends accurately or are otherwise unable to complete the development of products and services quickly and receive federal approval where appropriate, we will be unable to introduce products into the market on a timely basis, if at all. We anticipate that we will market these additional products to our existing customers and expand our customer base through strategic alliances and foreign marketing using sales representatives. There can be no assurances that this approach to market our new products, if any, will be successful.

We are subject to technologic changes


We operate in a market characterized by rapid technological developments and frequent product introductions. The emerging character of these products and services and their rapid evolution will require that we continually develop new products. There can be no assurances that we will be able to successfully keep up with the changes in technology.

We are subject to extensive government regulation

Our business is subject to extensive regulation by the FDA and comparable regulatory authorities of foreign countries. Compliance with regulatory requirements and obtaining approvals to test or market new medical devices is expensive and time consuming. There is no assurance we will be able to continue to meet all regulatory requirements of the FDA and other governmental authorities necessary to market our present products or obtain and maintain approvals to test and market new products. Failing to meet necessary government requirements will have a negative impact on our ability to continue as a going concern.


We may not be able to protect our proprietary information

We believe that trade secrets (including methodologies and practices) and other intellectual property rights will be critical to our success. To protect our rights in these various intellectual properties, we will rely on a combination of trademark and copyright law, trade secret protection and confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners, acquisition targets and others. We cannot guarantee that our actions to protect our proprietary rights will be adequate, that third parties will not infringe or misappropriate intellectual property, or that we will be able to detect unauthorized use and take appropriate steps to enforce our rights. If we are unable to protect our proprietary rights adequately it would have a material adverse effect on the acceptance of our products and on our business, financial condition and operating results.


Various health care providers and third party payors may refuse to cover our products and/or their particular medical applications.

If the patients who use our treatments do not obtain coverage, patient demand for our applications may decrease and as a result physicians may not purchase our products. Our ability to commercialize our products successfully depends, in part, on the extent to which third parties make reimbursement available for these products and related treatments. These third parties include collaborative partners, government health administration authorities, private health insurers, managed care entities and other organizations. Increasingly, these payors are challenging the price of medical products and services and establishing protocols and formularies, which effectively limit physicians' ability to select products and procedures. Uncertainty exists as to the reimbursement status of health care products, especially innovative technologies. Additionally, reimbursement coverage, if available, may not be adequate for us to achieve market acceptance of our products or to maintain price levels sufficient for us to realize an appropriate return on our products.

    We believe that, if the treating physician is knowledgeable about the reimbursement system and obtains preapproval, then typically health insurance payors will reimburse patients for their treatment on the AT101. However, we have formed this view based on a limited amount of experience. Payors may also decide not to continue covering our products or the applications of our products. Payors may also impose more onerous reimbursement procedures that have the effect of reducing the rates of reimbursement, the amount reimbursed or both.


Business interruptions could keep us from developing our products' clinical applications and increasing our revenues.

    Natural or man-made disasters, such as fires, earthquakes, power losses, telecommunications failures, terrorist attacks, military operations and other events beyond our control may interrupt our operations. We do not have a detailed disaster recovery plan. In addition, we may not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages we incur could have a material adverse effect on our cash flows and success as an overall business.

We must be able to effectively develop, market and sell our products in order to make a profit.

Commercialization depends upon:

    . successfully completing development efforts including finding new clinical applications for our existing products;

    .   obtaining the required regulatory approvals;

    . manufacturing our products at an acceptable cost and with appropriate quality;

    .   favorable acceptance of any products marketed; and

    .   successful marketing and sales efforts by ourselves.

    We may not successfully achieve some or all of these goals, and if so, our business and our financial condition would be adversely affected.

If we lose our key personnel, our business and prospects may be adversely affected.

Our performance is dependent on the services of certain key employees, particularly Dr. Marvin Sackner M.D., our chairman of the board of directors and Allan F. Brack, our chief executive officer. The loss of services of any of our key employees could have a material adverse effect on our business and financial condition. We do not have "keyman" life insurance policies on any of these executives.

We are controlled by a limited number of shareholders

We expect that certain shareholders, including Dr. Marvin Sackner M.D., will continue to exercise significant control over our direction and management. As a result of their majority share ownership, these shareholders will have a significant influence on all matters requiring stockholder approval, including the election of directors. This concentration of ownership could delay or prevent another person from acquiring control or causing a change in control of us which may affect your ability to resell your shares at a favorable price.

We may need additional capital

Our capital requirements in connection with our operations will be substantial. Our management anticipates that we will require additional working capital in the future. There are no assurances that such additional capital will be available. Further, even if available, additional equity or convertible debt financing, if used, could result in substantial dilution of shareholder interests.

We do not intend to declare dividends

We have not paid any dividends in the past and do not anticipate paying any dividends in the foreseeable future. This may depress the price of our securities, as a non-dividend paying stock may not appeal to certain investors.

Our revenues are affected by economic conditions

Our revenues and results of operations are likely to be influenced by general economic conditions. In the event of a general economic downturn or a recession in the United States and abroad, our clients and potential clients may substantially reduce their medial technology and related budgets. Such an economic downturn may materially and adversely affect the our business, financial condition and results of operations.

We have a history of significant operating losses. We may not ever achieve or maintain profitability.


We have incurred significant operating losses since our inception, and as of July 31, 2002, we have accumulated operating losses of approximately $12,300.00. We may continue to incur significant operating losses, depending largely upon the commercial success of the AT101 motion platform. We will need to earn revenues in excess of our losses to become profitable and we may be unable to do so. If we do not become profitable, the value of our common stock may decline.

We are subject to liability claims

There are substantial concerns regarding safety and health in the United States medical products industry. We may not have adequate protection against product liability or recall, and we may have to pay a significant amount of money on liability claims or recalls.

Testing, manufacturing, and selling medical products and applications entails significant inherent, industry-wide risks of allegations of product liability. The use of our products in clinical trials and the sale of our products may expose us to liability claims of patients or others who use our products in connection with clinical trials or sales of treatments offered by our customers. We currently carry insurance against these risks in an amount we believe to be adequate.

A successful product liability claim could materially adversely affect our cash flows and our ability to meet the costs of developing our products and their clinical applications. Defense of these claims could also entail significant expense and divert the attention of our management and personnel from other activities.

We rely on third parties

We rely on our relationship with third parties, such as Vivometrics, Inc. or SensorMedics Corporation. Any material losses effecting these third parties or any material adverse circumstance impacting on our relationship with these third parties would have an material adverse consequence on our business, financial condition and operating results.

Our stock price is volatile

Our common stock is currently traded in the over-the-counter market. Over-the-counter stocks may be subject to significant volatility. The market prices for securities of medical device companies, including our shares, have been volatile. It is likely that the price of our shares will fluctuate in the future. Many factors can impact the market price of our shares, such as announcements of technological innovations or new commercial products, FDA clearances or approvals, distribution agreements, the results of pre-clinical testing and clinical trials, the issuance or acquisition of patents or proprietary rights, changes in sales or earnings, recommendations by securities analysts, and market conditions in general. The market price of our shares could also be adversely affected by future conversions of outstanding stock options.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares registered in this prospectus, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

                                 USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $993,000 million from the sale of the 5,000,000 shares offered by us in this offering, assuming a public offering price of $0.20 per share. "Net proceeds" are what we expect to receive after paying our estimated offering expenses. We intend to use the net proceeds of this offering to fund the marketing and manufacturing of the AT101 motion platform and for general corporate purposes.

The amounts we actually expend for these capital purposes will be based on many factors, including cash flows from operations, the growth of our business and other factors described under "Risk Factors." Our management will have broad discretion in determining how to apply the net proceeds.

The shares being registered in the name of the selling shareholders are for resale and we will not receive the proceeds of any such sales.

                                    DIVIDENDS

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Instead, we intend to retain our earnings, if any, to finance the expansion of our business.

                         DETERMINATION OF OFFERING PRICE

The Company's common stock is currently traded in the over-the-counter ("OTC") market and is listed on the OTC Bulletin Board, under the symbol NIMU.OB. The following is the range of high and low bid prices for the Company's common stock for the periods indicated:

         Quarter Ended                   High                   Low

         October 30, 2001               $0.531                  $0.406
         January 30, 2001               $0.25                   $0.188
         April 30, 2001                 $0.25                   $0.170
         July 31, 2001                  $0.75                   $0.51
         October 30, 2002               $0.30                   $0.21
         January 30, 2002               $0.18                   $0.18
         April 30, 2002                 $0.45                   $0.43
         July 31, 2002                  $0.30                   $0.27



         The quotations set forth above reflect inter-dealer prices, without retail markup, markdown, or commission, and may not necessarily represent actual transactions. As of December 6, 2002, there were approximately 1,554 holders of record of the Common Stock.

                             DESCRIPTION OF BUSINESS

SUMMARY INFORMATION

         Non-Invasive Monitoring Systems, Inc. (the "Company" or "NIMS") is engaged in the research, development, manufacturing and marketing of a non-invasive, therapeutic, periodic acceleration, cardiorespiratory device, which has been designated as the motion platform. In addition, the Company has developed computer assisted, non-invasive monitoring devices and related software designed to detect abnormal respiratory, cardiac, and other medical conditions from sensors placed externally on the body's surface. These devices provide diagnostic information regarding cardiorespiratory and sleep disorders in infants, children and adults; in addition, alarms are sounded for adverse cardiac and respiratory events in critically ill patients.

BUSINESS STRATEGY

         During 2001 and 2002, the Company restructured its operations and revised its business strategy to transform the Company from a research and development company into a company that will manufacture and market its own innovative health care devices on a worldwide basis.

         The annual revenue is primarily derived from sales of NIMS's Respitrace products for pulmonary evaluations. In the opinion of management, these products are considered worldwide to be the "gold standard" for monitoring and evaluating breathing and detecting obstructive or central apneas, and they form the basis of the Company's excellent reputation in the medical field. Although the Company will continue to market these devices, no major time or revenues of any kind will be expended on them.

         NIMS assigned its patents for its best-known innovation - an ambulatory monitoring shirt (the computerized LifeShirt(TM) system) developed by NIMS' Chairman, Marvin A Sackner, M.D. - to VivoMetrics, Inc., a health care information company based in Ventura, California. In return for these patent rights, NIMS was given equity ownership in VivoMetrics, Inc. and will be paid royalties on sales and leasing of LifeShirt(TM) systems. In April, 2002, VivoMetrics, Inc. received FDA clearance allowing VivoMetrics, Inc. to market the LifeShirt(TM) System. There can be no assurances as to when the LifeShirt(TM) system will be marketed or the amount of revenues that will be derived from the marketing of the LifeShirt(TM) system.

         NIMS is undergoing a transition to a manufacturing and marketing company and the consequences of this transition on the Company's business, financial condition and operating results are reflected in NIMS' most recent financial reports. The Company anticipates experiencing losses at least through the next two to three fiscal quarters as it completes this transition and develops a worldwide market for its newest product, the AT101 motion platform. The revised business plan anticipates that, beginning with the AT101 motion platform, NIMS will control production and marketing of its products through its new division, "Acceleration Therapeutics."

PRIVATE PLACEMENT

         A private placement was completed in the third quarter of this fiscal year to finance the Company's initial manufacture and international marketing of the AT101 motion platform through NIMS' Acceleration Therapeutics division.

         This successful private placement, which began in late December, 2001 and closed March 8, 2002, raised approximately $1.3 million on the sale of six million and eight hundred and fifty thousand new common shares in the Company plus options to purchase additional common shares of the Company. NIMS directors, officers and employees participated in the private placement with significant investments. As part of that offering, the Company issued 375,000 shares of Common Stock to extinguish a $75,000 loan payable to a shareholder and issued 250,000 shares of Common Stock to the Chief Executive Officer in lieu of compensation.

         In addition, the Company sold 743,329 new common shares in the Company plus options to purchase additional common shares of the Company from September 2002 to November 2002.

         The shares of common stock sold by the Company under this private placement are being registered as part of this prospectus.

NIMS' PRINCIPAL PRODUCTS

         RESPITRACE 200 and 204 are small stand alone devices that produce breath waveforms with respiratory inductive plethysmography; these are used for diagnostic polysomnography.

         RESPIEVENTS is a PC based software package used in conjunction with the Respitrace PT, Respitrace Plus and Respitrace 200/204 Data Acquisition System to detect apnea (cessation of breathing), slowing of heartbeat, diminution of blood oxygen, and other adverse breathing and cardiac events.

         RESPIPANEL is a personal computer-based software program used in conjunction with Respitrace 200/204 for PC interaction. RespiPanel allows the operator to display breath waveforms, calibrate the waveforms to absolute volume units and switch between AC and DC modes of operation.

         RESPITRACE PLUS is a small portable cardiorespiratory monitor used to detect and alert the patient of adverse cardiac and respiratory conditions or diagnostic polysomnography. The Respitrace Plus is manufactured and marketed non-exclusively by SMC under the arrangement described below.

         RESPITRACE PT is a breathing recorder originally developed to monitor infants prone to Sudden Infant Death Syndrome. The Respitrace PT is manufactured and marketed as SomnoStar PT by SMC under the arrangement described below.

         RESPITRENDS is a personal computer-based software program used in conjunction with Respitrace Plus for patient minute-by-minute trends of patient data, display, analysis, storage and hard copy report.

         RESPIBANDS PLUS are patented, disposable non-invasive Respitrace transducers worn around the torso manufactured by SMC under the arrangement described below.

         The Company requires additional capital to remain in business and commercialize the motion platform. Management of the Company will continue to seek sources of funding. Failure to secure necessary financing will result in reduction and curtailment of operations.

         The term the "Company" and "NIMS" refers to both the Company and its subsidiaries, unless the context requires otherwise. The Company's offices are located at 1666 Kennedy Causeway Avenue, Suite 400, North Bay Village Florida 32341 and its telephone number is (305) 861-0075.

NARRATIVE OPERATION OF BUSINESS

         The Company is engaged in the research, development, manufacturing and marketing of a non-invasive, therapeutic, periodic acceleration, cardiorespiratory device, which has been designated as the motion platform. In addition, the Company has developed computer assisted, non-invasive monitoring devices and related software designed to detect abnormal respiratory, cardiac, and other medical conditions from sensors placed externally on the body's surface. These devices provide diagnostic information regarding cardiorespiratory and sleep disorders in infants, children and adults; in addition, alarms are sounded for adverse cardiac and respiratory events in critically ill patients.

CURRENT PRODUCTS

         Non-Invasive Therapeutic Motion Platform: AT101 motion platform (a passive exercise device)

           The AT101 motion platform has been under development for four years and the market-ready version of the device is currently being manufactured by QTM Incorporated, an FDA-approved manufacturer in Tampa. The devices are being built in accordance with ISO and FDA Good Manufacturing Practices.

           The Company is currently in negotiations with a number of foreign stocking distributors for exclusive sales rights to the AT101 motion platform in their respective geographical areas, including Japan, Korea and India. Further discussions are being held with leading universities in Europe, Asia and North America for the purpose of performing studies for specific disease states.

         Management expects these studies to further validate the benefits of the AT101 motion platform passive exercise device. The Company expects these studies to begin in the fall of 2002 and be expanded as new conditions arise in which the AT101 motion platform could offer patient improvement, generally in those areas where exercise would be beneficial.

         The AT101 motion platform is another exciting invention by Marvin A. Sackner, M.D., Professor of Medicine at the University of Miami at Mt. Sinai and Emeritus Director of Medical Services at Mt. Sinai Medical Center. Dr. Sackner is a past President of the American Thoracic Society, past Chairman of the Pulmonary Disease Subspecialty Board and a past Member of the American Board of Internal Medicine.

         The AT101 motion platform is a comfortable gurney styled device that moves in a back-and-forth motion similar to the movement used to comfort a child in a baby carriage but at a much more rapid pace. Two recent clinical studies on animals found the AT101 motion platform dramatically increases blood flow to the heart and brain. In one study, the device simulated blood-flow benefits similar to open-heart massage and preserved brain and cardiac blood flow during an 18-minute period of induced cardiac arrest. A second study reported that the AT101 motion platform increased blood flow to the heart an average of 82 percent and blood flow to the brain an average of 180 percent.

         AT101 passive exercise motion platform has been listed with the FDA as a "Class 1" exempt device and can be marketed worldwide as an aid to improving the circulation and joint mobility.

         Respitrace 200/204 Data Acquisition System Series - commercially introduced in April 1998, are small stand-alone devices that produce breath waveforms from respiratory inductive plethysmographic transducers placed around the patients' rib cage and abdomen. These devices also provide waveforms that depict respiratory efforts. The Respitrace 200 series devices are indicated in diagnostic polysomnography and, to the knowledge of the Company's management, are the lowest priced Respitrace based devices ever marketed. They offer digital sampling rates that are four times faster than all other marketed Respitrace products for better display of breath waveforms. Multiplexing is used for the first time in a Respitrace product to minimize electrical cross talk between the rib cage and abdominal signals and hence provide a signal with a higher level of signal/noise ratio. The Waveforms output may be viewed with a polygraph interface, or a personal computer with RespiPanel or RespiEvents software.

         Respitrace Plus - commercially introduced in April 1991, is a small, portable, non-invasive, stand-alone patient monitoring unit designed to continuously monitor heart and breathing abnormalities in a variety of environments inside and outside a hospital at an economically viable selling price. It can also be used as a portable battery-powered device during transportation of patients in ambulances and within a hospital from patient rooms to diagnostic areas. The system furnishes digital and analog displays of the electrocardiograph and breath waveforms and interfaces with computer and video display equipment.

         RespiEvents - which was commercially introduced in April 1996, is a software program for a personal computer ("PC") designed to be used in conjunction with Respitrace Plus and Respitrace PT. It enables the PC to receive digital information from the Respitrace Plus Digital Interface (RS232 output) and display real-time Respitrace waveforms on the computer screen. RespiEvents allows storage of Respitrace information on the hard drive of the PC for subsequent display of full fidelity waveforms and derived numerical values and indices. It includes tools to manipulate the vertical and horizontal gain displays of waveform information stored on the PC. It can convert the numerical values of the data files into ASCII format enabling them to be imported into other programs such as spread sheets (e.g., Excel, Lotus 123, Quattro Pro, Paradox), databases (e.g., FoxPro, Paradox), and statistical packages (e.g., SigmaPlot, Statistica) so that sophisticated analysis and plots can be carried out. RespiEvents transforms the PC into a polygraph recorder for Respitrace Plus generated waveforms and can be used in any situation where such a device might be employed. One application is polysomnography in which apneic/hypopneic events may be diagnosed and classified and sleep stages characterized according to breath waveform patterns. Another is to monitor breath by breath changes in ventilation and breathing pattern during exercise. RespiEvents permits analyses of unusual patterns of breathing and electrocardiographic waveforms that are particularly useful in documentation of such occurrences in critically ill pulmonary, cardiac, and neurologic patients.

         The Company, based on current market information, believes that the features presented by RespiEvents are of particular importance to clinicians treating not only adult patients with cardiorespiratory and sleep disorders but also in the monitoring of infants both in hospital and at home. The Company has retained exclusive rights to RespiEvents. Such software is sold to customers directly by the Company and also to SensorMedics Corporation ("SMC") according to the pricing set forth in the SMC agreement with the Company (the "SMC Agreement").

         RespiEvents 5.2 - RespiEvents 4.x version was a MS DOS software program introduced to commerce in 1996 that analyzed Respitrace breath waveforms and Electrocardiographic signals. This was converted to a MS Windows 95/98 platform and is called RespiEvents 5.2. It provides on-line video display of 1) breath, electrocardiographic, pulse oximeter, and other physiological waveforms, 2) minute by minute trends of selected variables, 3) tidal flow-volume and Konno-Mead loops and 4) numerical values of processed information. In the prior DOS version of the program, trends and loop displays were available only in off-line mode. The Windows 95/98 RespiEvents software speeds up clinical decision making abilities through presentation of relevant on-line information about breathing and cardiac activities while still retaining the report capabilities of off-line analysis. RespiEvents 5.4, an upgrade of RespiEvents 5.2, has much more features than RespiEvents 5.2 and also will be utilized as the basis for the data collection and analysis software in the LifeShirt system (called VivoLogics in the LifeShirt system). The Company intends to submit a 510(k) application to FDA during fiscal 2002.

         Respitrace PT - commercially introduced in April 1996, is manufactured and marketed by SMC under the name SomnoStar PT. The Respitrace PT is a diagnostic sleep recorder for detecting sleep disorders in adults, children and babies.

         RespiTrends - commercially introduced in July 1992 was a PC based MS DOS software program for use with Respitrace Plus. In September 1998, a new MS Windows 95 version of the software was released. RespiTrends is a medical data storage software program that permits real-time reception and storage of cardiac and respiratory information for display on the screen of the device. It also generates a variety of reports and trend-plots of patient status. The software program also allows the user to down load RespiTrends from Respitrace Plus to a personal computer for further analysis and report generation. The new RespiTrends software offers enhanced graphics and on line help. Respitrends v1.6c software does not impact on the safety and effectiveness of the Respitrace Plus. Incorrect dates and birth date computations will appear on screens and reports. RespiTrends is sold to SMC by NIMS.

         Respi-Ecg Simulator - commercially introduced in January 1994, is an electronic simulator capable of simulating breathing for the rib cage and abdomen channels as inputs to all Respitrace monitors. Additionally, it also has a channel for simulating ECG and heart rate for monitors. The breathing part of the simulator is theoretically correct to produce an exact calibration of breathing waveforms and can produce an apnea at the touch of a button. The ECG section of the simulator is capable of producing two heart rates, allowing a functional check of Bradycardia alarms on monitor heart channels.

         Disposable and Accessories - The Company has also developed disposable and accessory items utilized with its products including the Respiband Plus.

PRODUCTS UNDER DEVELOPMENT

         The Company has continued to develop upgrades to its RespiEvents software for the following products listed below and plans to apply to the FDA for approval to market them through the 510(k) mechanism.

         Respi-Neckband - The hardware component of this device, which involves wearing a Respitrace transducer band around the neck has already been 510(k) approved for marketing of respiratory efforts detection. This technology provides carotid arterial pulses and jugular venous pulses with appropriate digital filtering and or electrocardiographic triggered ensemble averaging. One scientific peer-reviewed paper has been published on using this technology to obtain systolic time intervals at rest and exercise, a non-invasive measure for assessing mechanical function of the heart. Another scientific peer reviewed paper has been published on non-invasive determination of central venous pressure, a measure that reflects fluid loading of the cardiovascular system. Its accuracy has been validated against invasive central venous catheter measurements. The Company plans an upgrade to RespiEvents 5.4 to market this software and also incorporate it into the LifeShirt system that is described below.

         RespiCardiograph (Thoracocardiograph) - is a system that is designed to monitor and record cardiac signals by placing a Respiband around the lower chest. This technology displays left ventricular cardiac volume curves and serves as a continuous, non-invasive monitor of the mechanical function of the heart. By providing recording of changes in blood pumped from the heart, it measures changes in cardiac output. In addition, analysis of various points of the ventricular volume curve, provide assessment of systolic (contraction) and diastolic (relaxation) properties of the heart. The RespiCardiograph also provides data on regional cardiac motion, which is a key factor in early detection of acute heart attacks. Six scientific peer-reviewed papers have been published on this technology. Its accuracy has been validated against invasive thermodilution cardiac output measurements, automated border edge detection echocardiography, and Doppler measurements of transmitral blood flows. The RespiCardiograph is a low cost, much less labor-intensive substitute for certain aspects of Doppler-Echo technology and a low cost, safe alternative to invasive Swan-Ganz catheter technology for monitoring the status of the pulmonary circulation and heart in critically ill patients. Software to accomplish the analysis has been completed and delivered to VivoMetrics, Inc. for incorporation into the LifeShirt system. The Company plans to upgrade to RespiEvents 5.4 to market this software once VivoMetrics, Inc. has received FDA approval to market this technology into the LifeShirt system.

         Respi-HemithoracicBands - consists of two Respitrace bands, one placed over the right and the other over the left sides of the chest. Differences in volume expansion and lag of one side to the other help in deciding whether pleural effusions, pneumothorax or atelectasis might be present. One paper on this technology has been presented to a National Medical Meeting. The Company plans an upgrade to RespiEvents 5.4 to market this software and also to incorporate it into the LifeShirt system that is described below.

         LifeShirt - is a Wearable Physiological Computer (patent, PhysiologicSigns Feedback System, issued April 4, 2000) that incorporates four inductive plethysmographic transducers, electrocardiographic electrodes, and a two posture sensor into a low turtle neck sleeveless garment. Pulse oximetry is an optional add-on. These transducers are connected to a miniaturized, battery powered, electronic module that has been fabricated. This in turn interfaces with a Personal Digital Assistant ("PDA") with compact flash memory for collection of raw waveforms and digital data from the electronic module. Such data are transmitted from flash memory to a Data Collection Center that checks for quality control from full disclosure, transforms data into minute-by-minute median trends of over 30 physical and emotional signs of health and disease. In addition, the monitored patient can enter symptoms with intensity, mood, and medication diary into the PDA for integration with the physiologic information collected with the LifeShirt garment. Data from flash memory can be mailed to the VivoMetrics, Inc.'s Data Collection Center for quality control, generation of reports, and database storage. Vital and physiological signs can be obtained non-invasively, continuously, cheaply, and reliably with the comfortably worn LifeShirt garment system while at rest, during exercise, at work, and during sleep.

         During the fiscal year ended July 31, 2002, the Company's principal product development activities were focused on the AT101 motion platform.

MARKETING AND SALES

         Since April, 2002, Richard Buckley, the Executive Vice President of the Company, has been responsible for the worldwide marketing of the Company's products, overseeing all marketing staff and international marketing representatives. Mr. Buckley was previously engaged, for a period of 14 years, by Medlog GmbH as a regional manager for in Asia, distributing a variety of medical products throughout the world and representing numerous medical companies form the United States and Europe. Mr. Buckley holds a Business Administration degree from Rollins College in Winter Park, Florida.

         John Teeder, an experienced international medical-equipment marketing expert, has been named Director of European and Mid-East Operations.

         The AT101 has been purchased for a Malaysian hospital and that it has named a Southeast Asian regional manager and Malaysian distributor. The AT101 will be installed and used to treat patients in the Adventist Hospital in Penang, Malaysia. Tay Chong Boon, owner of High Region Ltd., Penang, Malaysia, has been appointed regional manager for Southeast Asia and sole distributor for Malaysia. NIMS has contracted with an established distributor in India (Moolaa Technologies Private Limited, of The Erkadi Group of Companies) and that the Indian firm has already ordered its first three AT101s. Toyo Medic Co., Ltd., of Tokyo, will be NIMS's exclusive agent in Japan and that Toyo Medic Co., Ltd. has already ordered three new AT101 passive-exercise devices.

REGULATORY COMPLIANCE

         Medical device manufacturers are subject to extensive federal and state regulations relating to nearly every aspect of the development, manufacture and commercialization of such products. The FDA is the principal regulatory authority over medical devices in the United States. Additionally, in order to manufacture and market medical devices overseas, which the Company believes is a significant potential market for its products, the Company must comply with regulatory requirements and procedures in various foreign countries. The CE mark is required for marketing in the European Community. The Company obtained ISO 9001 and equivalent FDA Quality Assurance certification from TUV Rheinland in May 1999. The Company has received re-certifications in 2000 and 2001 by TUV Rheinland

         In August, 2001, the Company received 510(k) approval from the FDA to market the Company's RespiEvents software for Windows 95/98.

PATENTS AND TRADEMARKS

         The Company currently holds 4 United States and 1 foreign patents with respect to both overall design and specific features of its present and proposed products and has submitted applications with respect to an additional 2 United States and 4 (international) foreign patents. The Company transferred 14 U.S. patents to VivoMetrics, Inc. No assurance can be given as to the scope of protection afforded by any patent issued, whether patents will be issued with respect to any pending or future patent application, that patents issued will not be designed around, infringed or successfully challenged by others, that the Company will have sufficient resources to enforce any proprietary protection afforded by its patents or that the Company's technology will not infringe on patents held by others. The Company believes that in the event its patent protection is materially impaired, a material adverse effect on its present and proposed business could result. The expiration dates of the patents are as follows:

                                          Number of Patents                 Expiration Date

                                    Domestic                Foreign
                                    --------                -------
                                                                1                  2004
                                        1                                          2006
                                        1                                          2011
                                        1                                          2013
                                        1                                          2018
                                        1                                          2019
          Total                         5                       1

         With respect to its present and proposed product line, the Company has 16 trademarks and trade names which are registered in the United States and in several foreign countries, including the Company's principal trademark.

COMPETITION

         The Company competes with several concerns that market non-invasive respiratory monitoring devices, including Respironics Corporation, Hewlett Packard, and Spacelabs, all of which are larger, have longer operating histories and have financial and personnel resources far greater than those of the Company. Management believes, however, that it effectively competes with such concerns on the basis of uniqueness and quality.

EMPLOYEES

         The Company currently employs seven full-time employees on a full-time basis. Three are engaged in general, marketing and administrative duties, four in research and development, and one in product assembly.

                             DESCRIPTION OF PROPERTY

         The Company occupies approximately 9455 square feet at 1666 Kennedy Causeway Avenue, Suite 400, North Bay Village, Florida, which house its executive offices and product development facilities. Such space is leased on a five years contract from a non-affiliated party at an annual rental for 2003 of approximately $142,000. The Company believes that its facilities are adequate for the Company's needs in the near future.

                                LEGAL PROCEEDINGS

         There are no material legal proceedings that are currently pending or, to the Company's knowledge, contemplated against the Company to which it is a party.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS.

       This Management's Discussion and Analysis should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto. This report contains certain forward looking information which involves risks and uncertainties. The actual could differ from the results anticipated herein.

Results of Operations.

         YEAR ENDED JULY 31, 2002 COMPARED TO YEAR ENDED JULY 31, 2001.

Gross Revenues, Costs of Operations and Net Income (loss)

       Gross Revenues. Gross revenues decreased from $1,159,626 for the year ended July 31, 2001 to $333,498 for the year ended July 31, 2002, a decrease of $826,128, primarily due to decrease in revenue arising from the research and consulting services from the agreement between Vivometrics, Inc. and the Company.

       Research and Consulting. Revenue from research and consulting decreased from $896,500 for the year ended July 31, 2001 to $82,112 for the year ended July 31, 2002, a decrease of $814,388, primarily due to decrease in revenue arising from the research and consulting services from the agreement between Vivometrics, Inc. and the Company.

       Product Sales. Product Sales decreased from $210,277 for the year ended July 31, 2001 to $194,539 for the year ended July 31, 2002, a decrease of approximately $15,738 primarily due to the static nature of the market for the Respitrace products.

       Royalties. Royalties increased from $52,849 for the year ended July 31, 2001 to $56,847 for the year ended July 31, 2002, an increase of $3,998 primarily due to an increase of royalties from SensorMetics Corporation and new royalties from Vivometrics, Inc.

       Cost of Operations. Operating expenses increased from $1,182,068 for the year ended July 31, 2001 to $1,601,140 for the year ended July 31, 2002, an increase of $419,072. This increase was due to a $68,927 increase in research and development costs in fiscal 2002 that included purchase of new computers, costs associated with development of the AT101 motion platform and an increase in selling, general and administrative expenses of $360,595 as a result of legal and related expenses associated with an offering of securities in a private placement, market efforts, and the contract with a public relations firm.

       Research and Development. Research and development costs increased from $536,496 for the year ended July 31, 2001 to $605,423 for the year ended July 31, 2002, an increase of approximately $68,927, primarily due to research and development and consulting for the development of the AT101 motion platform.

       Cost of Goods Sold. Cost of goods sold decreased from $52,015 for the year ended July 31, 2001 to $41,565 for the year ended July 31, 2002, a decrease of $10,450, primarily due to decrease of sales revenue and reduction of production coasts.

       Selling, General and Administrative Expenses. Selling, General and Administrative Expenses increased from $593,557 for the year ended July 31, 2001 to $853,880 for the year ended July 31, 2002, an increase of $260,323, primarily due to increased expenses associated with the cost of outside accountants, commissions to new sales persons, legal and related expenses associated with an offering of securities in a private placement, marketing efforts associated with AT101 motion platform and expenses arising from a contract with a public relations firm.

       Profit (losses) Net loss increased from a loss of $22,442 for the year ended July 31, 2001 to a loss of $1,267,642 for the year ended July 31, 2002, an increase of $1,245,200, primarily due to a decrease in gross revenues and an increase in costs of operation.


Liquidity and Capital Resources. The Company has financed its operations and other working capital requirements principally from operating cash flow. Management of the Company estimates that the Company requires a minimum cash flow of $80,000 per month to maintain operations. The Company predominantly finances its operations from the sale of Respitrace products. In 2002, the Company raised additional capital from individual investors through a private placement offering of the Company's securities in order to finance its operations. The funds raised through the private placement offering of the Company's securities and sales of Respitrace products and the AT101 motion platform to date will be sufficient to satisfy the Company's current cash requirements until the end of the second quarter of fiscal 2003. Additional capital will be required after the second quarter of fiscal 2003 for the Company to continue to satisfy its cash requirements and maintain a business plan focusing on increasing revenues from the marketing of acceleration therapeutic products. The Company expects to raise additional capital subsequent to the second quarter of fiscal 2003. If the Company is unable to raise additional funds, the Company may be required to reduce its workforce, reduce compensation levels, reduce dependency on outside consultants, or modify its growth and business plan.

Current Assets

       Cash. As of July 31, 2002, the Company had $293,715 in cash as compared to $158,962 as of July 31, 2001, an increase of $134,753. The increase in working capital was primarily due to the funds raised through an offering of securities in a private placement.

       Accounts Receivable and Royalties Receivable. As of July 31, 2002, the Company had $33,734 in accounts receivable and royalties receivable as compared to $32,432 as of July 31, 2001, an increase of $1,302, primarily due to an increase of royalties from SensorMetics Corporation and new royalties from Vivometrics, Inc.

       Inventories. As of July 31, 2002, the Company had $163,473 in inventories as compared to $30,050 as of July 31, 2001, an increase of $133,423, primarily due to the increased production of the AT101 motion platform.

       Prepaid expenses and other current assets. As of July 31, 2002, the Company had $43,607 in prepaid expenses and other current assets as compared to $59,772 as of July 31, 2001, a decrease of $16,165, primarily due to amortization of prepaid consulting fees.

       Furniture and equipment. As of July 31, 2002, the Company had $59,511 in furniture and equipment, net of accumulated depreciation of $78,280 as compared to $36,983 in furniture and equipment, net of accumulated depreciation of $115,849 as of July 31, 2001, an decrease of $22,528, primarily due to the disposal of certain assets.

       Patents. As of July 31, 2002, the Company had $161,745 in patents, net of accumulated amortization of $28,152 as compared to $236,339 net of accumulated amortization of $148,371 as of July 31, 2001, a decrease of $74,594, primarily due to write off abandoned patents.


Liabilities

       Current liabilities. Current liabilities decreased from $156,891 for the year ended July 31, 2001 to $127,030 for the year ended July 31, 2002, a decrease of approximately $29,861, primarily due to decrease of accounts payable.

       Accounts payable and accrued expenses. Accounts payable and accrued expenses decreased from $131,891 for the year ended July 31, 2001 to $102,397 for the year ended July 31, 2002, a decrease of approximately $29,494, primarily due to decrease of accounts payable.

       Deferred research and consulting revenue. Deferred research and consulting revenue decreased from $25,000 for the year ended July 31, 2001 to $24,633 for the year ended July 31, 2002, a decrease of $367.

       Cash provided by operating activities. Cash provided by operating activities decreased from $145,335 for the year ended July 31, 2001 to cash used in operating expenses of ($1,194,191) for the year ended July 31, 2002, a decrease of $1,339,526. The decrease in cash provided by operating activities is primarily attributable to an increase in the inventory of $133,423, an increase in the cost of operation of $419,072, and a decrease of gross revenue of $826,128.

       Cash used in investing activities. Cash used in investing activities increased from $37,114 for the year ended July 31, 2001 to $76,056 for the year ended July 31, 2002, an increase of $38,942. Investing activities consist primarily of the costs for patents and purchase of furniture and equipment.

       Cash provided by financing activities. Cash provided by financing activities increased from $23,020 for the year ended July 31, 2001 to $1,405,000 for the year ended July 31, 2002, an increase of $1,381,980 primarily due to the funds raised in a private placement offering of the Company's securities.

       The reports of independent auditors on financial statements at and for the year ended July 31, 2002, contain an explanatory paragraph raising substantial doubt of the Company's ability to continue as a going concern. Note 2 to the consolidated financial statements describes the conditions which raise this doubt and management's plans. As previously noted, revenues generated from Respitrace products were insufficient to fund operations during fiscal 2002. If revenues generated from Respitrace products, from AT101 motion platform or other sales do not reach levels sufficient to fund working capital requirements during fiscal 2003, the Company will require further financing to continue operations during fiscal 2003 and in any event may require additional capital to fund marketing efforts beyond presently contemplated levels. Failure to secure necessary financing might result in the further reduction and curtailment of operations.

YEAR ENDED JULY 31, 2001 COMPARED TO YEAR ENDED JULY 31, 2000.

Results of Operations.

Gross Revenues, Costs of Operations and Net Income (loss)

       Gross Revenues. Gross revenues increased from approximately $691,733 for the year ended July 31, 2000 to approximately $1,160,000 for the year ended July 31, 2001, an increase of approximately $468,267.

       Research and Consulting. Revenue from research and consulting increased from approximately $397,000 for the year ended July 31, 2000 to approximately $896,500 for the year ended July 31, 2001, an increase of approximately $499,500.

       Product Sales. Product Sales decreased from approximately $211,000 for the year ended July 31, 2000 to approximately $210,000 for the year ended July 31, 2001, an decrease of approximately $1,000.

       Royalties. Royalties decreased from approximately $83,500 for the year ended July 31, 2000 to approximately $53,000 for the year ended July 31, 2001, an decrease of approximately $30,500.

       Cost of Operations. Operating expenses increased from approximately $727,000 for the year ended July 31, 2000 to approximately $1,182,000 for the year ended July 31, 2001, an increase of approximately $455,000. This increase was due to an approximately $186,000 increase in Research and Development costs in fiscal 2001 that included purchase of new computers, and work associated with development of the motion platform and an increase in selling, general and administrative expenses of approximately $256,000 as a result of legal expenses associated with the business plan for the motion platform, and contracts with a public relations firm and an investment banker.

       Research and Development. Research and Development costs increased from approximately $351,000 for the year ended July 31, 2000 to approximately $537,000 for the year ended July 31, 2001, an increase of approximately $186,000.

       Cost of Goods Sold. Cost of Goods Sold increased from approximately $38,000 for the year ended July 31, 2000 to approximately $52,000 for the year ended July 31, 2001, an increase of approximately $14,000.

       Selling, General and Administrative Expenses. Selling, General and Administrative Expenses increased from approximately $338,000 for the year ended July 31, 2000 to approximately $594,000 for the year ended July 31, 2001, an increase of approximately $256,000.

       Profit (losses) Net loss decreased from a loss of approximately $35,000 for the year ended July 31, 2000 to a loss of approximately $22,000 for the year ended July 31, 2001.


Liquidity and Capital Resources. The Company has financed its operations and other working capital requirements principally from operating cash flow.

Current Assets

       Cash. As of July 31, 2001, the Company had approximately $159,000 in cash as compared to $3,000 as of July 31, 2000, an increase of $156,000. The significant increase in working capital for the year ended July 31, 2001 as compared to July 31, 2000 was primarily due to cash received from the VivoMetrics Research and Development agreement.

       Accounts Receivable and Royalties Receivable. As of July 31, 2001, the Company had approximately $159,000 in Accounts Receivable and Royalties Receivable as compared to $35,000 as of July 31, 2000, an increase of $124,000.

       Inventories. As of July 31, 2001, the Company had approximately $32,000 in Inventories as compared to $38,000 as of July 31, 2000, an decrease of $6,000.

       Prepaid expenses and other current assets. As of July 31, 2001, the Company had approximately $30,000 in Prepaid expenses and other current assets as compared to none as of July 31, 2000.

       Furniture and equipment. As of July 31, 2001, the Company had approximately $37,000 in Furniture and equipment, net of accumulated depreciation of $115,849 as compared to $26,000 as of July 31, 2000, an increase of $11,000.

       Patents. As of July 31, 2001, the Company had approximately $236,000 in Patents, net of accumulated amortization of $148,371 as compared to $283,000 as of July 31, 2000, an decrease of $47,000.

Liabilities

       Current liabilities. Current liabilities increased from approximately $94,000 for the year ended July 31, 2000 to approximately $157,000 for the year ended July 31, 2001, an increase of approximately $63,000.

       Accounts payable and accrued expenses. Accounts payable and accrued expenses increased from approximately $65,000 for the year ended July 31, 2000 to approximately $132,000 for the year ended July 31, 2001, an increase of approximately $67,000.

       Deferred research and consulting revenue. Deferred research and consulting revenue increased from none for the year ended July 31, 2000 to approximately $25,000 for the year ended July 31, 2001.

       Cash provided by operating activities. Cash provided by operating activities increased from approximately $78,000 for the year ended July 31, 2000 to approximately $145,000 for the year ended July 31, 2001, an increase of approximately $67,000. The increase in cash provided by operating activities is primarily attributable to an increase in the Company's Depreciation and Amortization of approximately $120,000 during the year ended July 31, 2001 compared to approximately $30,000 during the year ended July 31, 2000.

       Cash used in investing activities. Cash used in investing activities decreased from approximately $76,000 for the year ended July 31, 2000 to approximately $37,000 for the year ended July 31, 2001, an decrease of approximately $39,000. Investing activities consist primarily of costs for patents, software production and purchase/sale of short-term investments and purchase of furniture and equipment.

       Cash provided by financing activities. Cash provided by financing activities increased from approximately $22,500 for the year ended July 31, 2000 to approximately $23,000 for the year ended July 31, 2001, an increase of approximately $500. due to proceeds from exercise of options by a shareholder in 2001.

                                   MANAGEMENT

         The current directors and executive officers of the Company are as follows:

                   Name                     Age                       Position
         Marvin A. Sackner, M.D.             70           Chairman of the Board,

         Allan F. Brack                      58           Chief Executive Officer and Director

         Taffy Gould                         60           Director and Vice Chairman of the Board

         Morton J. Robinson, M.D.            70           Secretary and Director

         Gerard Kaiser, M.D.                 70           Director

         Andrew M. Smulian                   56           Director

         Leila Kight                         55           Director

         John G. Clawson                     74           Director

       MARVIN A. SACKNER, M.D., was elected as Chairman of the Board, Chief Executive Officer and Director with the Company in November 1989. Dr. Sackner resigned as Chief Executive Officer in May 2001 when Allan F. Brack was appointed as the Chief Executive Officer. Dr. Sackner co-founded predecessor to the Company in 1977 and was the Chairman of the Board from 1981 until October 1989. From 1974 until October 1991, Dr. Sackner was the Director of Medical Services at Mount Sinai in Miami Beach, Florida. From 1973 to 1986, Dr. Sackner was the President of the American Thoracic Society. Dr. Sackner was the Chairman of the Pulmonary Disease Subspecialty Examining Board of the American Board of Internal Medicine from 1977 to 1980. He also currently serves as Medical Director and member of the Board of Directors of VivoMetrics, Inc.

       ALLAN F. BRACK was elected a Director of the Company in May 2001 and serves as the Company's Chief Executive Officer. Currently and for over five years, Mr. Brack has been a member of the Board of Directors of Medical Insight Ltd., a medical distribution management company based in Singapore, Global Software Solutions Inc, a Florida software outsourcing company, General Sensors Inc, a software and hardware contract outsourcing company, and Bangalore Software (PTY) Ltd., software development company. From 1995 to 1996, Mr. Brack was a member of the Board of Directors of Swemac AB, a Linkopping, Sweden, manufacturer of orthopedic implants.

       TAFFY GOULD was elected a Director of the Company in December, 2000 and Vice Chairman of the Board of Directors in April, 2002. From 1977 to December,

2000, she was the President of Housing Engineers of Florida, Inc., a Florida real estate management company. In December, 2000, she founded and is a managing member of GlobalTechnologyAgents.com, LLC, a Florida limited liability company which advises technology companies and end-users in the business, academic, and medical spheres, worldwide.

       MORTON J. ROBINSON, M.D. was elected a Director of the Company in November 1989. Dr. Robinson was appointed Secretary of the Board in August 2001. Dr. Robinson is Director of the Department of Pathology and Laboratory Medicine at Mount Sinai Medical Center, Miami Beach.

       GERARD KAISER, M.D. was elected a Director of the Company in November 1989. Since 1971, he has been at the University of Miami School of Medicine and currently serves as Deputy Dean for Clinical Affairs. He also serves as Senior Vice President for Medical Affairs at Jackson Memorial Hospital.

       ANDREW M. SMULIAN was elected as a Director of the Company in December, 2000. He is a Shareholder in Akerman, Senterfitt & Eidson, P.A. and practices real estate and banking and finance law.

       LEILA KIGHT was elected as a director in May, 2002. From January 1, 1975, Ms. Kight was the owner and chief executive officer of Washington Researchers, Ltd, a District of Columbia corporation. Since January, 1999, Ms. Kight has been semi-retired.

       JOHN G. CLAWSON was elected as a director in May, 2002. From 1975 to 1993, Mr. Clawson served as Chief Executive Officer of Hill Rom, Inc. From 1994 to the date hereof, Mr. Clawson serves as the Chairman of the Board of Endocyte, Inc., a Delaware corporation.

         Directors of the Company hold their offices until the next annual meeting of the Company's shareholders until their successors have been duly elected and qualified or until their earlier resignation, removal of office or death. The Company has an Executive Committee consisting of Marvin A. Sackner, Allan F. Brack, Morton J. Robinson, M.D and Taffy Gould, with such Committee acting as Audit and Legal Committee as well as Compensation and a Stock Option Review Committee. There are no other committees of the Board of Directors. The Board of Directors met four times in fiscal 2002.

         One of the principal functions of the Executive Committee acting as the Company's Audit Committee is to recommend the annual appointment of the Company's independent auditors, to consult and review with the Company's auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's internal control procedures. The Executive Committee, acting as the Compensation and Stock Option Review Committee, reviews and recommends compensation and benefits for the executives and key employees of the Company as well as administer and interpret the Company's Stock Option Plan and are authorized to grant options pursuant to the terms of such plans.

       Officers of the Company serve at the pleasure of the Board of Directors and until the first meeting of the Board of Directors following the next annual meeting of the Company's shareholders and until their successors have been chosen and qualified.

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, executives officers and holders of more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and NASDAQ. Such persons are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons or that such Form 5's would be filed, the Company believes that, during fiscal 2002, all filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

       The following compensation table sets forth, for the fiscal years ending July 31, 2000, 2001, and 2002, the cash and certain other compensation paid by the Company to the Company's Chief Executive Officer ("CEO"). No other current executive officer had an annual salary and bonus in excess of $100,000 during either of such fiscal years:

                                                                            Long-Term
                                                     Annual                Compensation
                                                   Compensation        Securities Underlying
  Name and Principal Position         Year          Salary ($)                Options
  Allan F. Brack                      2000           $   0.00                   ------
  Chief Executive Officer             2001           $135,000              400,000 shares*
  (commencing  May, 2001)             2002           $135,000              125,000 shares

       *Options awarded pursuant an employment agreement, dated May 11, 2001. The pricing of the Option shall be an exercise price per share equal to $.50 with 100,000 Options vesting as of May 11, 2002, 100,000 Options vesting as of May 11, 2003, 100,000 Options vesting as of May 11, 2004 and the final 100,000 Options vesting as May 11, 2005.

EMPLOYMENT AGREEMENTS

     On April 19, 2002, the Executive Committee approved a six year employment agreement for Marvin A. Sackner which provides for an annual salary of $99,000 with a severance package consisting of the remainder of his base salary and Common Stock, such severance to be paid upon specific change of circumstances including a change of control of the Company, removal of Marvin A. Sackner from the Board of Directors or removal of Marvin A. Sackner as Medical director.

     On May 11, 2001, the Company entered into an employment agreement with Allan F. Brack. This employment agreement is for a term of two years with automatic one year extensions, provides an annual salary of $135,000, 400,000 options to purchase shares of the Company at $0.50 per share, 100,000 options vesting on each anniversary of the employment agreement and a bonus to be determined by the Board of Directors.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

       The following table sets forth certain information regarding NIMS' Common Stock, Series C Convertible Preferred Stock and NIMS' voting securities beneficially owned on December _____, 2002, by: (i) each person who is known by NIMS to own beneficially or exercise voting or dispositive control over 5% or more of NIMS' Common Stock; (ii) each of NIMS' Directors, and (iii) all executive officers and Directors as a group:

Name and Address        No.of Shares     Percentage       No. of Shares    Percentage       No. of Shares    Percentage of
Identify of Group       of Common        of Beneficial    of Series C      of Class (3)     of Voting        Beneficial
                        Stock            Ownership        Convertible                       Securities       Ownership (4)
                        Beneficially     (2)              Preferred                         Beneficially
                        Owned (1)                         Stock                             Owned (1)
                                                          Beneficially
                                                          Owned (1)
Marvin A.
Sackner, M.D.           12,508,204(5)    35.3%            36,855.92           59.4%         12,545,059.92(5)      35.4%
1666 Kennedy
Causeway Avenue,
Suite 400, North
Bay Village
Florida 32341

Allan F. Brack
1666 Kennedy               615,000(6)     1.7%                   -0-            -0-               615,000(6)       1.7%
Causeway Avenue,
Suite 400, North
Bay Village
Florida 32341

Taffy Gould
1666 Kennedy               850,000(7)     2.4%                   -0-            -0-               850,000(7)       2.4%
Causeway Avenue,
Suite 400, North
Bay Village
Florida 32341

Morton J.
Robinson, M.D.
1666 Kennedy               681,991(8)     1.9%             1,073.19            1.7%            683,064.19(8)       1.9%
Causeway Avenue,
Suite 400, North
Bay Village
Florida 32341

Gerard Kaiser,
M.D.
1666 Kennedy               211,541(9)       *                 75.00              *                211,616(9)         *
Causeway Avenue,
Suite 400, North
Bay Village
Florida 32341

Name and Address        No. of Shares    Percentage       No. of Shares    Percentage       No. of Shares    Percentage of
Identify of Group       of Common        of Beneficial    of Series C      of Class (3)     of Voting        Beneficial
                        Stock            Ownership        Convertible                       Securities       Ownership (4)
                        Beneficially     (2)              Preferred                         Beneficially
                        Owned (1)                         Stock                             Owned (1)
                                                          Beneficially
                                                          Owned (1)
Andrew M. Smulian         415,500(10)    1.2%                   -0-                           415,500(10)        1.2%
1666 Kennedy
Causeway Avenue,
Suite 400, North
Bay Village
Florida 32341

Leila Kight
1666 Kennedy            1,515,000(11)    4.3%                   -0-           -0-           1,515,000(11)        4.3%
Causeway Avenue,
Suite 400, North
Bay Village
Florida 32341


John G. Clawson
1666 Kennedy              390,000(12)    1.1%                   -0-           -0-             390,000(12)        1.1%
Causeway Avenue,
Suite 400, North
Bay Village
Florida 32341

All executive
officers and           17,187,236       48.6%            38,004.11          61.2%          17,225,240.11        48.6%
directors as a
group (8 persons)

___________________________ * Less than 1%
(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon exercise of option and warrants. Each beneficial owner's percentage ownership is determined by assuming that option and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date hereof have been exercised.
(2) Based on 35,394,721 shares of common stock, consisting of 30,233,055 shares of common stock issued and outstanding as of July 31, 2002 and 5,161,666 shares of Common Stock that can be acquired within 60 days from the date hereof upon exercise of options to the holder.
(3) Based on 62,048 Series C convertible preferred stock issued and outstanding, as of July 31, 2002.
(4) Based on 35,456,769 shares consisting of shares of common stock, consisting of 30,233,055 shares of common stock issued and outstanding as of July 31, 2002, 62,048 Series C convertible preferred stock and 100 shares of Series B preferred stock issued and outstanding as of July 31, 2002 and 5,161,666 shares of common stock that can be acquired within 60 days from the date hereof upon exercise of options to the holder. Holders of Series C preferred stock are entitled to vote together with the holders of shares of common stock and Series B preferred stock on a share-for-share basis as a single class, on all matters except as otherwise required by law
(5) Includes securities held by Dr. Marvin A. Sackner and Ruth Sackner, his spouse and includes options to purchase 887,000 shares of common stock.

(6) Includes options to purchase 350,000 shares of common stock. Does not include options to purchase 300,000 shares of common stock that have not vested.
(7) Includes options to purchase 350,000 shares of common stock. Does not include shares of common stock and options to purchase common stock held by family members.
(8) Includes securities held jointly by Dr. Robinson and his spouse and by a pension plan established in connection with Dr. Robinson's medical practice and includes options to purchase 197,500 shares of common stock. Does not include securities held by trust established for the benefit of Dr. Robinson's children, in which securities he disclaims beneficial ownership.
(9) Includes shares of common stock held by Dr. Kaiser's spouse and includes options to purchase 115,000 shares of common stock.
(10) Includes securities held by Andrew Smulian or Rona Marks Smulian, his spouse and includes options to purchase 155,000 shares of common stock.
(11) Includes securities held by Leila Kight and John Ballou and includes options to purchase 515,000 shares of common stock.
(12) Includes options to purchase 140,000 shares of common stock.
(13) Includes options to purchase 2,709,500 shares of common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has approximately a 4% interest in LifeShirt.com, Inc. (now known as VivoMetrics, Inc.), a related entity. Dr. Sackner's son-in-law is the Chief Operating Officer and a founder of VivoMetrics, Inc. Dr. Sackner currently serves as Medical Director and member of the Board of Directors of VivoMetrics, Inc. The Company is a party to a month by month agreement with VivoMetrics, Inc. for continuing research and development on the LifeShirt system.

         The Company retains title and interest in and to any and all derivative patents related to the products incorporated within the LifeShirt System in exchange for a royalty 5% of the Company's sales of certain products and services. The underlying agreement, executed October 28, 1999, is for a period of 10 years. Under the agreement with Vivometrics, Inc., Vivometrics, Inc. grants to the Company the non-exclusive, worldwide right and license to use of patents and software for a period of ten years. If VivoMetrics, Inc. fails to earn gross revenues of $200,000 from the commercial sale of certain products and/or services to hospitals following the 2002 calendar year, the Company has the right to sell certain products to hospitals for the following three years in exchange for a royalty of 5% of the gross revenues the Company earns on these sales. In addition, the Company assigned all of its rights, title and interest in certain patents and intellectual property as well as a non-exclusive, worldwide license under these items to Vivometrics, Inc. in consideration for a royalty of 3% of Vivometrics, Inc.'s gross revenues from sales of certain products. The minimum royalty in the second year is $250,000.

         In March 2002, the Company issued 375,000 shares of Common Stock to extinguish a $75,000 loan payable to Dr. Marvin Sackner shareholder and issued 250,000 shares of Common Stock to the Chief Executive Officer in lieu of compensation. The shares were valued using the market value on the date of issuance and the Company recorded expense of $93,750 during the quarter ended April 30, 2002. Options to purchase 312,500 shares of the Company's common stock were also issued as part of these transactions. These options are exercisable at $0.40 per share and expire in March 2007. The fair value of the options on the grant date was $78,125 calculated using the Black-Scholes Option Pricing Model.

                            DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01, and 1,000,000 shares of preferred stock, par value $1.00.

COMMON STOCK

The shares of our common stock presently outstanding, and any shares of our common stock issued upon exercise of stock options, will be fully paid and non-assessable. Each holder of common stock is entitled to one vote for each share owned on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common stock has no preemptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Since the holders of common stock do not have cumulative voting rights, holders of more than 50% of the outstanding shares can elect all of our Directors, and the holders of the remaining shares by themselves cannot elect any Directors.

Holders of common stock are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Our Articles of Incorporation provide for a staggered Board of Directors, pursuant to which the Board is divided into three classes (as nearly equal in number as possible) with the term of one class expiring each six years.

PREFERRED STOCK

     The Series B Preferred Stock has a liquidation preference of $100 per share, provides for a noncumulative dividend of $10 per share, if declared, and has 100 shares issued and outstanding.

     The Series C Preferred Stock has a liquidation preference of $1 per share, provides for a noncumulative dividend of $.40 per share, if declared, and has 62,048 shares issued and outstanding.

     No preferred stock dividends have been declared. There are no Series A preferred stock outstanding.

     Holders of our preferred stock are entitled to one vote for each share held.

2000 STOCK OPTION PLAN

Under our 2000 Stock Option Plan (the "Stock Option Plan"), options to purchase an aggregate of not more than 2,000,000 shares of common stock may be granted from time to time to key employees (including officers), consultants and members of the Board of Directors of the Company. Options shall be designated as Incentive Stock Options ("ISOs") or Nonqualified Stock Options ("NQSOs"). The Stock Option Plan is administered by a committee to administer the Stock Option Plan consisting of Marvin A. Sackner, Allan F. Brack, Morton J. Robinson, M.D and Taffy Gould, the latter two outside directors of the Company (the "Committee"). The Committee is generally empowered to interpret the Stock Option Plan; to prescribe rules and regulations relating thereto; to determine the terms of the option agreements; to amend the option agreements with the consent of the optionee; to determine the key employees and directors to whom options are to be granted; and to determine the number of shares subject to each option and the exercise price thereof. The per share exercise price of options granted under the Stock Option Plan will be not less than 100% (110% for ISOs if the optionee owns more than 10% of the common stock) of the fair market value per share of common stock on the date the options are granted.

     The following table summarizes the transactions of our stock options issued for the two-year period ended July 31, 2002:

                                                                                     Weighted Average
                                                             Number of Shares         Exercise Price
     -----------------------------------------------------------------------------------------------
     Options outstanding, July 31, 2000                             -                   $      -
     Options granted                                             2,055,000                   0.406
     Options exercised                                            (500,000)                  0.145
     Options forfeited                                              -                          -
     -----------------------------------------------------------------------------------------------

     Options outstanding, July 31, 2001                          1,555,000                   0.490
     Options granted                                             3,737,500                   0.400
     Options exercised                                              -                          -
     Options forfeited                                             (60,000)                  0.250
     -----------------------------------------------------------------------------------------------
     Options outstanding, July 31, 2002                          5,232,500              $    0.429
     ===============================================================================================

     Options to purchase 755,000 and 4,397,500 shares were exercisable at July 31, 2001 and 2002, respectively.

                   COMMISSION'S POLICY ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                        SHARES AVAILABLE FOR FUTURE SALE

Of the 30,233,055 shares of common stock issued and outstanding on December 9, 2002, we have agreed to register on behalf of our shareholders 8,218,330 shares of common stock, and we have agreed to register 875,000 shares of common stock underlying options granted to executives, all of which are included in this prospectus. We are also registering 5,000,000 shares of common stock to be issued by us. These 5,000,000 shares of common stock have been included in this prospectus, and if and when issued, will be freely tradable without restriction imposed by, or further registration under, the Securities Act of 1933, as amended. The above notwithstanding, shares of common stock held by Allan F. Brack and our other executive officers and directors may be sold only pursuant to Rule 144 of the Securities and Exchange Commission, which imposes limitations on the number of our shares of common stock which may be sold during certain periods.

                              PLAN OF DISTRIBUTION

GENERAL

Share sold by the Company

       We are offering to sell up to 5,000,000 shares of common stock. The shares will be offered to the public on a "best-efforts, all-or-none" basis. The offering price will be based on the then current market price for the common stock as reported on the over-the-counter bulletin board. There is no commitment on the part of any person to purchase and pay for any shares of our common stock. Our officers and directors will be offering of common stock for sale, but they will receive no compensation for the their efforts in making any such offers or sales. We may also engage registered broker-dealers to offer and sell shares of our common stock. We may pay any such registered persons who make such sales a commission of up to 10% of the sale price of each shares of our common stock sold, and provide the registered persons a non-accountable expense allowance of up to 3% of the sale price of each share of our common stock sold. We have not entered into any underwriting agreement, arrangement or understanding for the sale of the shares of our common stock being offered. In the event we retain a broker who may be deemed an underwriter, we will file an amendment to this registration statement with the Securities and Exchange Commission. This offering is intended to be made solely by the delivery of this prospectus and an accompanying subscription application to prospective investors.

       After the registration statement of which this prospectus forms a part has been declared effective, we will provide to each prospective investor a copy of the final prospectus relating to this offering which includes an agreement to purchase shares of our common stock. In order to purchase the shares of common stock, the subscription application in the form to be attached to the prospectus and a check made payable to "Non-Invasive Monitoring Systems, Inc." should be completed and forwarded to us. Receipt by us of a subscription agreement shall not constitute acceptance of a subscription. We reserve the right to withdraw, cancel or modify the offering hereby and to reject subscriptions in whole or in part, for any reason. The proceeds received under this offering will be deposited with the Company for its immediate use.

Shares sold by the Selling Shareholders

         Sales of the shares of our common stock by the selling shareholders may be effected by them from time to time on the over-the-counter bulletin board or in such other public forum where our shares are publicly traded or listed for quotation. Sales may also be made in negotiated transactions which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling the shares of common stock through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares of common stock offered for resale for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

The selling shareholders and any broker-dealers who act in connection with the sale of the shares of common stock hereunder may be deemed to be Underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

                              SELLING SHAREHOLDERS

WE ARE REGISTERING CERTAIN SHARES OF COMMON STOCK WHICH ARE PRESENTLY OUTSTANDING ISSUED TO THE SHAREHOLDER BELOW (COLLECTIVELY "SELLING SECURITY HOLDERS").

Other than the costs of preparing this prospectus and a registration fee to the Securities and Exchange Commission, we are not paying any costs relating to the sales of shares of our common stock by the Selling Security Holders. Each of the Selling Security Holders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the Selling Security Holders, or their transferees, may sell shares of our common stock from time to time for their own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of shares of our common stock by the Selling Security Holders will inure entirely to their benefit and not to ours.

The shares of common stock may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or through brokers or dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares of our common stock. In the absence of a current prospectus, if required, these shares of our common stock may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The Selling Security Holders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares of our common stock. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

The Selling Security Holders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any profit on the resale of these shares of our common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any sale of these shares of our common stock by Selling Security Holders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.

The following table sets forth the beneficial ownership of the shares of our common stock owned as of December 9, 2002 by each of the Selling Shareholders. Except as disclosed below, none of the Selling Shareholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities. The following table assumes that the Selling Shareholders sell all of the shares of common stock being offered by them. We do not presently know the exact number of shares that will actually be sold.

                                  NO. OF SHARES        NO. OF SHARES       NO. OF SHARES
SHAREHOLDER NAME                PRIOR TO OFFERING      BEING OFFERED      AFTER OFFERING
----------------                -----------------      -------------      --------------
Rosetta Bierman                  125,000                   125,000            125,000


Allan Brack                      250,000                   650,000(1)         615,000(1)


Glenn N. Buckley                 750,000                   750,000            750,000


Richard Buckley                  -------                   100,000(2)         -------(2)


James Wong Chong                 125,000                   125,000            125,000


Curtis Clawson                   125,000                   125,000            125,000


John G. Clawsen TTE
of the John G. Clawson
Irrevocable Indiana
Qualified Pers Resident
TR DTD 12/19/96                  250,000                   250,000            250,000


Harvey Friedman and
Gloria Friedman                  250,000                   250,000            250,000


Frank Futernick                  125,000                   250,000            250,000


Norman B. Gaylis IRA             250,000                   250,000            250,000


Karen Beber Futernick            125,000                   250,000            250,000


Christopher Britton Gould
and Emil Bradley Gould           125,000                   125,000            125,000

                                    NO. OF SHARES        NO. OF SHARES       NO. OF SHARES
SHAREHOLDER NAME                  PRIOR TO OFFERING      BEING OFFERED      AFTER OFFERING
----------------                  -----------------      -------------      --------------
Estelle Gould Revocable Trust         250,000                   250,000          250,000


Lauren Gould                          291,666                   291,666          291,666


Taffy Gould


Revocable Trust                     1,016,666                 1,016,666        1,016,666


Eiji Hashimoto                         13,333                    13,333           13,333


Motoyuki Hori                          13,333                    13,333           13,333


Robert J. Jaffe and
Bernice Jaffe                         125,000                   125,000          125,000


Suzan E. Jaffe                        125,000                   125,000          125,000


Gerard Kaiser                         115,000                   100,000          115,000


Andrew M.  Kessel                     125,000                   125,000          125,000


Joseph M. Looney and
Constance M. Looney                   250,000                   250,000          250,000


Keisei Miyoshi                         20,000                    20,000           20,000


Hisakazu Moriki                        13,333                    13,333           13,333


Manuel Mosteiro Trust                 175,000                   175,000          175,000


Mercedes Mosteiro Trust                75,000                    75,000           75,000


Shuzo Munekiyo                         80,000                    80,000           80,000


Yoshinori Nagai                        13,333                    13,333           13,333

Hirofumi Nakano                      26,666                             26,666           26,666


Seymour C. Nash Living
Trust and   Sally A. Nash
Living Trust                        500,000                            500,000          500,000


Mark Nichols                        125,000                            125,000          125,000


H. B. Norris                        250,000                            250,000          250,000


Palmun Associates, GP               250,000                            250,000          250,000


Morton J. Robinson
and Jane A. Robinson                484,491                            125,000          484,491


Martin C. Roch Jr. and
Marcia Roch
(Centercut Investment
Partnership)                        125,000                            125,000          125,000


Leila Kight Roth IRA                500,000                            500,000          500,000


John Ballou Roth IRA


Rollover Trust                      500,000                            500,000          500,000


Dr. Marvin Sackner               11,621,204                            375,000       11,621,204


Ruth Sackner                        125,000                            125,000          125,000


Rona Marks Smulian                  250,000                            250,000          250,000


Toyo Medic Co., Ltd                 93,333                              93,333           93,333

                                NO. OF SHARES           NO. OF SHARES          NO. OF SHARES
SHAREHOLDER NAME              PRIOR TO OFFERING         BEING OFFERED          AFTER OFFERING
----------------              -----------------         -------------          --------------
Freda C. Tschumy and

William E. Tschumy Jr.

JTTN                                83,333                   83,333               83,333



Kohei Yasuda                        13,333                   13,333               13,333



Maseo Yoshitani                     40,000                   40,000               40,000

    (1) Includes 400,000 shares of common stock underlying options granted pursuant to his employment agreement. 300,000 shares have not vested.

    (2) Includes 100,000 shares of common stock underlying options granted pursuant to his employment agreement. The shares have not vested as of the date of this prospectus.

    (3) Includes 375,000 shares of common stock underlying options granted pursuant to his employment agreement.

                                  LEGAL MATTERS

       The validity of the common stock offered hereby will be passed upon for Non-Invasive Monitoring Systems, Inc. by Joseph I. Emas, Miami Beach, Florida.


                                     EXPERTS

Non-Invasive Monitoring Systems, Inc.'s financial statements as of and for the two years ended July 31, 2002, included in this prospectus have been audited by Gerson, Preston, Robinson & Company, P.A., independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE


       None.

                             ADDITIONAL INFORMATION

       Non-Invasive Monitoring Systems, Inc." is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

       Non-Invasive Monitoring Systems, Inc. has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                              FINANCIAL STATEMENTS

       The financial statements required by this Item, the accompanying notes thereto and the reports of independent accountants are included as part of this Form SB-2 immediately following the signature page, beginning at page [ ].

                          Index to Financial Statements

                                    Contents

The following financial statements of Non-Invasive Monitoring Systems, Inc. are included in item 7:

     Balance Sheet - July 31, 2002

     Statements of Operations - Years Ended July 31, 2002 and 2001

     Statements of Shareholders' Equity - Years Ended July 31, 2002 and 2001

     Statements of Cash Flows - Years Ended July 31, 2002 and 2001

     Notes to Financial Statements

            [LETTERHEAD OF GERSON, PRESTON, ROBINSON & COMPANY, P.A.
                         CERTIFIED PUBLIC ACCOUNTANTS]


Board of Directors
Non-Invasive Monitoring Systems, Inc.

                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying balance sheet of Non-Invasive Monitoring Systems, Inc. as of July 31, 2002 and the related statements of operations, shareholders' equity and cash flows for the years ended July 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Non-Invasive Monitoring Systems, Inc. at July 31, 2002 and the results of their operations and their cash flows for each of the two years in the period ended July 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that Non-Invasive Monitoring Systems, Inc. will continue as a going concern. As more fully described in Note 2, the Company's need to seek new sources or methods of financing or revenue to pursue its business strategy, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                    /s/ Gerson, Preston, Robinson & Co., P.A.
                        CERTIFIED PUBLIC ACCOUNTANTS

October 23, 2002        CERTIFIED PUBLIC ACCOUNTANTS
Miami Beach, Florida

                                           NON-INVASIVE MONITORING SYSTEMS, INC.
                                                                   BALANCE SHEET
                                                                At July 31, 2002


                                                           ASSETS

Current assets
  Cash                                                                                                             $   293,715
  Accounts and royalties receivable                                                                                     33,734
  Inventories                                                                                                          163,473
  Prepaid expenses and other current assets                                                                             43,607
-------------------------------------------------------------------------------------------------------------------------------

     Total current assets                                                                                              534,529

Furniture and equipment, net of accumulated depreciation of $78,280                                                     59,511

Patents, net of accumulated amortization of $28,152                                                                    161,745
-------------------------------------------------------------------------------------------------------------------------------

     Total assets                                                                                                 $    755,785
===============================================================================================================================

                                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities

  Accounts payable and accrued expenses                                                                           $    102,397
  Deferred research and consulting revenue                                                                              24,633
-------------------------------------------------------------------------------------------------------------------------------

     Total current liabilities                                                                                         127,030
-------------------------------------------------------------------------------------------------------------------------------

Shareholders' equity
  Preferred stock, $1 par value; 1,000,000 shares authorized                                                            62,148
  Common stock, $.01 par value; 100,000,000 shares authorized;
    29,489,726 shares issued and outstanding; and additional
    paid-in capital                                                                                                 12,867,175
  Accumulated deficit                                                                                              (12,300,568)
-------------------------------------------------------------------------------------------------------------------------------

     Total shareholders' equity                                                                                        628,755
-------------------------------------------------------------------------------------------------------------------------------

     Total liabilities and shareholders' equity                                                                   $    755,785
===============================================================================================================================





See accompanying notes.               F-3

                                           NON-INVASIVE MONITORING SYSTEMS, INC.
                                                        STATEMENTS OF OPERATIONS
                                              Years Ended July 31, 2002 and 2001


                                                                                              2 0 0 2                2 0 0 1
-------------------------------------------------------------------------------------------------------------------------------
Revenue
  Product sales                                                                            $   194,539             $   210,277
  Research and consulting                                                                       82,112                 896,500
  Royalties                                                                                     56,847                  52,849
-------------------------------------------------------------------------------------------------------------------------------

     Total revenue                                                                             333,498               1,159,626
-------------------------------------------------------------------------------------------------------------------------------

Operating expenses
  Cost of goods sold                                                                            41,565                  52,015
  Selling, general and administrative                                                          853,880                 593,557
  Research and development                                                                     605,423                 536,496
  Loss on abandonment of non-current assets                                                    100,272                       -
-------------------------------------------------------------------------------------------------------------------------------

     Total operating expenses                                                                1,601,140               1,182,068
-------------------------------------------------------------------------------------------------------------------------------

Net loss                                                                                   $(1,267,642)            $   (22,442)
===============================================================================================================================




Weighted average number of common shares outstanding                                        25,354,931              21,658,562
===============================================================================================================================

Basic and diluted loss per common share                                                    $    (0.050)            $    (0.001)
===============================================================================================================================


See accompanying notes.                F-4

                                           NON-INVASIVE MONITORING SYSTEMS, INC.
                                              STATEMENTS OF SHAREHOLDERS' EQUITY
                                              Years Ended July 31, 2002 and 2001

===================================================================================================================================
                                                                                 Common Stock and
                                                     Preferred Stock       Additional Paid-in Capital     Accumulated
                                                ------------------------
                                                 Series B      Series C    Shares             Amount        Deficit         Total
------------------------------------------------------------------------------------------------------  --------------  -----------
Balance at July 31, 2000                         $    100    $ 62,048       21,514,726   $ 11,212,025   $ (11,010,484)  $   263,689

Exercise of stock options to a shareholder/
 employee at $0.145 per share                           -           -          500,000         72,500               -        72,500

Options issued for services                             -           -                -         83,900               -        83,900

Net loss                                                -           -                -              -         (22,442)      (22,442)
-----------------------------------------------------------------------------------------------------   -------------   ------------

Balance at July 31, 2001                              100      62,048       22,014,726     11,368,425     (11,032,926)      397,647

Common stock issed for cash                             -           -        6,850,000      1,330,000               -     1,330,000

Common stock issued to extinguish a loan
 payable to a shareholder                               -           -          375,000         75,000               -        75,000

Common stock issued for services                        -           -          250,000         93,750               -        93,750

Net loss                                                -           -                -              -      (1,267,642)   (1,267,642)
-----------------------------------------------------------------------------------------------------------------------------------

Balance at July 31, 2002                         $    100    $ 62,048       29,489,726   $ 12,867,175   $ (12,300,568)  $   628,755
===================================================================================================================================

See accompanying notes.

                                           NON-INVASIVE MONITORING SYSTEMS, INC.
                                                        STATEMENTS OF CASH FLOWS
                                              Years Ended July 31, 2002 and 2001

                                                                                          2002                2001
----------------------------------------------------------------------------------------------------------------------
Operating activities
  Net loss                                                                            $(1,267,642)         $ (22,442)
  Adjustments to reconcile net loss to net cash from
    operating activities:
      Depreciation and amortization                                                        72,689            120,106
      Common stock issued for services                                                     93,750                  -
      Loss on abandonment of non-current assets                                           100,272                  -
      Options issued for services                                                               -             83,900
  Changes in operating assets and liabilities:
    Accounts and royalties receivable                                                      (1,302)             4,205
    Inventories                                                                          (133,423)           (11,599)
    Prepaid expenses and other assets                                                     (28,674)           (57,472)
    Accounts payable and accrued expenses                                                 (29,494)             3,637
    Deferred research and consulting revenues                                                (367)            25,000
--------------------------------------------------------------------------------------------------------------------

       Net cash (used in) provided by operating activities                             (1,194,191)           145,335
--------------------------------------------------------------------------------------------------------------------

Investing activities
  Purchase of furniture and equipment                                                     (38,823)           (37,114)
  Patent costs incurred                                                                   (37,233)                 -
--------------------------------------------------------------------------------------------------------------------

       Net cash (used in) investing activities                                            (76,056)           (37,114)
--------------------------------------------------------------------------------------------------------------------

Financing activities
  Net proceeds from issuance of common stock                                            1,330,000                  -
  Proceeds from (repayment of) loan from shareholder                                       75,000            (49,480)
  Proceeds from exercise of stock options                                                       -             72,500
--------------------------------------------------------------------------------------------------------------------

       Net cash provided by financing activities                                        1,405,000             23,020
--------------------------------------------------------------------------------------------------------------------

Net increase in cash                                                                      134,753            131,241

Cash, beginning of year                                                                   158,962             27,721
--------------------------------------------------------------------------------------------------------------------

Cash, end of year                                                                     $   293,715          $ 158,962
====================================================================================================================

Supplemental disclosure of non-cash investing and financing activities:

In March 2002, the Company issued 375,000 shares of common stock to extinguish a loan payable to a shareholder in the amount of $75,000.

See accompanying notes.

                      NON-INVASIVE MONITORING SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization. The Company manufactures computer-aided continuous monitoring devices to detect abnormal respiratory and cardiac events using sensors placed on the body's surface and also has begun to produce a therapeutic motion platform device. The Company also performs research and development of therapeutic medical and monitoring devices. The resultant technology is licensed to others.

     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Inventories. Inventories are stated at lower of cost or market using the first-in, first-out method and consist primarily of components.

     Furniture and Equipment. Furniture and equipment are stated at cost and depreciated using the straight-line method, over the 5-year estimated useful lives of the assets.

     Patents. Costs incurred in applying for patents are capitalized and amortized using the straight-line method over the lives of the patents. As of July 31, 2002, there have been no costs incurred in defending patents and the Company does not anticipate incurring such costs in fiscal 2003.

     Long-Lived Assets. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In performing the review for recoverability, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized as the difference between the sum of the estimated future cash flows and the carrying amount of the asset.

     Management reviewed its non-current assets and determined that a reduction of $100,272 should be recorded due to the write-off of these non-current assets.

     Fair Value of Financial Instruments. The carrying amount of cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short duration.

     Revenue Recognition. The Company recognizes product sales revenue when products are shipped and royalties as they are earned. Research and consulting revenue is recognized over the term of the agreement.

                      NON-INVASIVE MONITORING SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

     Research and Development Costs. Research and development costs are expensed as incurred.

     Warranties. Although the Company warrants its products for one year, in the opinion of management, warranty costs are not material.

     Earnings (Loss) Per Share. Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the periods. Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.

     Reclassifications. Certain amounts in the 2001 financial statements have been reclassified to conform with the 2002 presentation.

2.   GOING CONCERN - UNCERTAINTY

     VivoMetrics, Inc. ("VivoMetrics") has not begun to mass-produce the LifeShirt System (see Note 3), has not yet commenced significant marketing efforts for the product and has not generated significant revenues.

     The therapeutic motion platform device has been under development for four years and the market-ready version of the device is currently being manufactured by an FDA-listed manufacturer.

     The Company needs to seek new sources or methods of financing or revenue to pursue its business strategy. The Company plans to continue as a going concern by raising additional funds through the sale of the Company's securities and revenues from the sales of their products. The Company has been adjusting its business plan to focus less on Respitrace products and more on revenues arising from acceleration therapeutic products, including concentrating on internal research and development and on directly marketing the Company's acceleration therapeutic products. The Company anticipates that funds raised through the sale of its securities, along with revenues derived from the sales of their products will be sufficient to meet the Company's working capital requirements. However, at this time there can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals. If the Company is unable to raise additional funds or is not successful in adjusting its business plan, it may be required to reduce its workforce, reduce compensation levels, reduce dependency on outside consultations, modify its growth and operating plans, and even be forced to terminate operations completely.

                      NON-INVASIVE MONITORING SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

2.   GOING CONCERN - UNCERTAINTY (Con't)

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

3.   INVESTMENT IN AND TRANSACTIONS WITH AFFILIATES

     In August 2000, the Company entered into license and research and consulting agreements with VivoMetrics. Under the agreements, the Company assigned certain patents and software, as well as a non-exclusive, worldwide license under these items, to VivoMetrics in consideration of a royalty of 3%. The minimum royalty in the second year of sales is $250,000. No significant sales have occurred as of July 31, 2002. In addition, VivoMetrics granted the Company the non-exclusive, worldwide right and license to use of those patents and software for ten years. If VivoMetrics fails to earn gross revenues of $200,000 from the commercial sale of certain products and/or services to hospitals following the 2002 calendar year, the Company has the right to sell certain products to hospitals for the following three years in exchange for a royalty to VivoMetrics of 5%. The Company also received founders shares of VivoMetrics' common stock which has been diluted to less than a 10% ownership; therefore, no financial information for this affiliate is disclosed.

     VivoMetrics paid the Company $900,000, in payments of $75,000 per month for twelve months beginning August 11, 2000, in consideration for services performed by the Company under the term of the one year research and consulting agreement. The Company earned $25,000 and $875,000 under this agreement during the years ended July 31, 2002 and 2001, respectively.

     The Company entered into a separate month-by-month agreement, dated November 1, 2001, with VivoMetrics, whereby the Company will continue to provide research and development support on the LifeShirt System.

                      NON-INVASIVE MONITORING SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

4.   LEASES

     As of July 31, 2002, the Company is obligated under a noncancellable lease agreement for its office building. Net future minimum rental payments required under the operating lease for this office building as of July 31, 2002 are as follows:

                    Year Ending July 31,                Amount
         ---------------------------------------------------------
                            2003                      $ 142,000
                            2004                        147,000
                            2005                        153,000
                            2006                        160,000
                            2007                        166,000
         ---------------------------------------------------------

                                                      $ 768,000

         =========================================================

     Rent expense was approximately $60,000 and $38,000 for the years ending July 31, 2002 and 2001, respectively.

5.   INCOME TAXES

     At July 31, 2002, the Company has available net operating loss carry forwards of approximately $11,108,000, which expire in various years through 2022.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant component of the Company's deferred income tax asset would result from the net operating losses and amounted to approximately $4,300,000.

     A valuation allowance is required to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full $4,300,000 valuation allowance at July 31, 2002 was necessary. The increase in the valuation allowance for the year ended July 31, 2002 is $500,000.

6.   PREFERRED STOCK

     The Series B Preferred Stock has a liquidation preference of $100 per share, provides for a noncumulative dividend of $10 per share, if declared, and has 100 shares issued and outstanding.

                      NON-INVASIVE MONITORING SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

       The Series C Preferred Stock has a liquidation preference of $1 per share, provides for a noncumulative dividend of $.40 per share, if declared, and has 62,048 shares issued and outstanding.

     No preferred stock dividends have been declared.

     Holders of the Company's Preferred Stock are entitled to one vote for each share held.

7.   COMMON STOCK

     Year Ending July 31, 2001.

     In March 2001, the Company issued options to acquire 15,000 shares of common stock at $.50 per share, for professional services rendered, expiring in March 2011. The fair value of the options on the grant date was 3,300 calculated using the Black-Scholes Option Pricing Model and is included in selling, general and administrative expense for the year ended July 31, 2001.

     In March 2001, the Company issued options to acquire 360,000 shares of common stock at $.50 per share, for professional services to be rendered under agreements with a 1-year term expiring in March 2011. The fair value of the options on the grant date was $79,200 calculated using the Black-Scholes Option Pricing Model, of which $36,300 is included in selling, general and administrative expense for the year ended July 31, 2001 and $46,200 is included in prepaid expenses and other assets at July 31, 2001.

     In April 2001, the Company issued options to acquire 60,000 shares of common stock at prices ranging from $0.25 to $2 per share, for professional services rendered, expiring on September 1, 2001. The fair value of the options on the grant date was $1,400 calculated using the Black-Scholes Option Pricing Model and is included in selling, general and administrative expense for the year ended July 31, 2001.

     In addition, the Company issued options to acquire 500,000 shares of common stock at $0.145 per share to a shareholder/employee, in consideration of a loan which has since been repaid.

                      NON-INVASIVE MONITORING SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

7.   COMMON STOCK (Con't)

     Year Ending July 31, 2002.

     The Company completed a private placement offering consisting of 40 units at a price of $50,000 per unit. Each unit consists of 250,000 shares of the Company's common stock, par value of $0.01 per share and 5-year options to purchase 125,000 shares of the Company's common stock at $0.40 per share. The Company raised $1,330,000, net of issuance costs, on the sale of 6,850,000 shares of common stock and options to purchase 3,425,000 shares of common stock.

     The Company issued 375,000 shares of common stock to extinguish a $75,000 loan payable to a shareholder and 250,000 shares of common stock to the Chief Executive Officer in lieu of compensation. The shares were valued using the market value on the date of issuance and the Company recorded expense of $93,750 during the year ended July 31, 2002.

8.   STOCK BASED COMPENSATION

     In March 2001, the Company issued options to acquire 720,000 shares of the Company's common stock to employees and non-employee directors. These options are exercisable at $0.50 per share with 545,000 shares vested immediately and 175,000 shares vesting over a three-year period commencing March 2002. The options expire in March 2011. The fair value of the options on the grant date was $158,400 calculated using the Black-Scholes Option Pricing Model.

     In May 2001, the Company entered into an executive employment agreement with its new President and Chief Executive Officer. The agreement is for two years and grants the executive options to acquire 400,000 shares of the Company's common stock. These options are exercisable at $0.50 per share and vest over a four-year period commencing May 2002. The options expire in May 2011. The fair value of the options on the grant date was $108,000 calculated using the Black-Scholes Option Pricing Model.

     In March 2002, options to purchase 312,500 shares of the Company's common stock were issued. These options are exercisable at $0.40 per share, vest immediately and expire in March 2007. The fair value of the options on the grant date was $78,125 calculated using the Black-Scholes Option Pricing Model.

                      NON-INVASIVE MONITORING SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

8.   STOCK BASED COMPENSATION (Cont'd)

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for stock-based employee compensation arrangements whereby no compensation cost related to stock options is deducted in determining net income or loss. Had compensation cost for stock option grants to the Company's employees been determined pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income would have decreased for the year ended July 31, 2001 as presented in the table below. Using the Black-Scholes option pricing model, the Company's pro forma net loss and pro forma net loss per share, with related assumptions, are as follows:

               Pro forma net loss                   $ (1,357,864)
               Pro forma loss per share             $   (0.054)
               Risk free interest rate                   6.16%
               Expected lives                         5-10 years
               Expected volatility                   159% to 163%


     For purposes of these pro forma disclosures, the estimated fair value of the options granted is amortized over the options' vesting period (0 to 4 years).

     The following table summarizes the transactions of the Company's stock options for the two-year period ended July 31, 2002:

                                                                                          Weighted Average
                                                               Number of Shares            Exercise Price
     -----------------------------------------------------------------------------------------------------
     Options outstanding, July 31, 2000                                     -               $         -
     Options granted                                                2,055,000                     0.406
     Options exercised                                               (500,000)                    0.145
     Options forfeited                                                      -                         -
     -----------------------------------------------------------------------------------------------------

     Options outstanding, July 31, 2001                             1,555,000                     0.490
     Options granted                                                3,737,500                     0.400
     Options exercised                                                      -                         -
     Options forfeited                                                (60,000)                    0.250
     -----------------------------------------------------------------------------------------------------
     Options outstanding, July 31, 2002                             5,232,500               $     0.429
     =====================================================================================================

     Options to purchase 755,000 and 4,397,500 shares were exercisable at July 31, 2001 and 2002, respectively.

                      NON-INVASIVE MONITORING SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

9.   RELATED PARTY TRANSACTIONS

     As of July 31, 2002, a shareholder had loaned $2,500 to the Company included in accounts payable and accrued expenses. The loan is due on demand, and is unsecured with interest at 12%. During the year ended July 31, 2002, the shareholder loaned the Company an additional $75,000, which was repaid through the issuance of 375,000 shares of common stock.

10.  CONCENTRATION OF CREDIT RISK

     Cash balances were in excess of FDIC insurance limits by approximately $241,000 at July 31, 2002.

11.  SUBSEQUENT EVENT

     In September 2002, several executives of the Company's exclusive Japanese agent purchased 333,333 shares of the Company's common stock at $0.30 per share. The investors also received five year options to purchase 250,000 shares of common stock at $0.50 per share.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 24. Indemnification of Directors and Officers

  The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's Articles of Incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

  The Company may also purchase and maintain insurance for the benefit of any director or officer that may cover claims for which we could not indemnify such person.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

  Item 25. Other Expenses of Issuance and Distribution

  The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement.

Securities and Exchange Commission Fee.............                  $      260
Accountants' Fees and Expenses.....................                       1,000
Legal Fees and Expenses............................                       2,500
Blue Sky Fees and Expenses.........................                       1,000
Printing and Mailing Costs.........................                       2,000
Miscellaneous......................................                       1,240

                                                                       --------
TOTAL                                                                $    7,000
                                                                       ========

Item 26. Recent Sales of Unregistered Securities

(a) In a private placement, which began in late December, 2001 and closed March 8, 2002, the Company raised $1,370.000 million on the sale of six million and eight hundred and fifty thousand new common shares in the Company plus options to purchase additional common shares of the Company. As part of that offering, the Company issued 375,000 shares of Common Stock to extinguish a $75,000 loan payable to a shareholder and issued 250,000 shares of Common Stock to the Chief Executive Officer in lieu of compensation. The proceeds were used for research and development costs of the AT101 motion platform and for working capital.

(b) The Company raised $225,000 on the sale of 743,329 new common shares in the Company plus options to purchase additional common shares of the Company from September 2002 to November 2002. The proceeds were used to develop and market the AT101 motion platform and for working capital.

Item 27. Exhibits

The following exhibits are filed with this Registration Statement:

5 Opinion of Counsel

23 Consent of Independent Auditors

Item 28. Undertakings

The undersigned Registrant hereby undertakes;

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 1.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

     (a).  Exhibits

Exhibit No.            Description of Exhibits
-----------            -----------------------

     3(a)              Articles of Incorporation, as amended (1)

     (b)               By-Laws, as amended (2)

     4(a)              Form of Certificate evidencing shares of Common Stock (3)

     5                 Opinion of Counsel (5)
     10(c)             Revised SMC Agreement (4)

     21                Subsidiaries of the Company (2)

     23                Consent of Independent Auditors(5)



(1) Included as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-14451), including all pre and post effective Amendments thereto, and incorporated herein by reference, except for Articles of Amendment and a

     Certificate of Designation, Rights, Preferences and Limitations of Series C Convertible Preferred Stock, which are included as Exhibits to the Company's Annual Report on Form 10-KSB for the year ended July 31, 1989 and are incorporated herein by reference.
(2) Included as an Exhibit to the Company's Registration Statement on Form S-1 (File No. 33-14451) including all pre and post effective Amendments thereto, and incorporated herein by reference.
(3) Included as an Exhibit to the Company's Annual Report on Form 10-K for the year ended July 31, 1990 and incorporated herein by reference.
(4) Included as an Exhibit to the Company's Annual Report on Form 10-K for the year ended July 31, 1996 and incorporated herein by reference.
(5)  Filed herewith.

                                POWER OF ATTORNEY

         The Registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of North Bay Village State of Florida on December 9, 2002.

                      NON-INVASIVE MONITORING SYSTEMS, INC.


                                                         By: /s/ Allan F. Brack
                                                        -----------------------
                                                             Allan F. Brack,
                                                        Chief Executive Officer

            In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

               Signatures                                       Title                            Date
/S/ Marvin A. Sackner                          Chairman of the Board  and Director
MARVIN A. SACKNER                                                                           December 9, 2002

/S/ Allan F. Brack                             Chief Executive Officer and Director
ALLAN F. BRACK                                                                              December 9, 2002

/S/ Taffy Gould                                Vice Chairman of the Board and Director
TAFFY GOULD                                                                                 December 9, 2002

/s/ Mortin J. Robinson
MORTON J. ROBINSON                             Secretary and Director                       December 9, 2002

/s/ Gerard Kaiser
GERARD KAISER                                  Director                                     December 9, 2002

/s/ Andrew M. Smulian
ANDREW M. SMULIAN                              Director                                     December 9, 2002

/s/ John G. Clawson                            Director                                     December 9, 2002
JOHN G. CLAWSON

/s/ Leila Kight
LEILA KIGHT                                    Director                                     December 9, 2002

                                 Exhibit Index

Exhibit Number                 Description

  5                            Opinion of Counsel

 23                            Consent of Independent Accountants